EXHIBIT 10.3

FIRST ADDENDUM TO

SENIOR EXECUTIVE TERMINATION BENEFITS AGREEMENT

THIS FIRST ADDENDUM TO SENIOR EXECUTIVE TERMINATION BENEFITS AGREEMENT (this “Addendum”) dated as of December 9, 2008 is made and entered into by and between Darling International Inc., a Delaware corporation (the “Company”), and John O. Muse (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company and the Executive entered into that certain Senior Executive Termination Benefits Agreement dated as of December 31, 2007 (the “Agreement”); and

WHEREAS, the Agreement terminates on December 31, 2008; and

WHEREAS, the Company and Executive desire to extend the term of the Agreement for an additional one year period, to increase the Termination Pay Amount provided for in the Agreement from one (1) times Executive’s annual base salary to one and one-half (1.5) times Executive’s annual base salary and to extend the period during which certain benefits may be paid to Executive;

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive do hereby agree to the following:

A G R E E M E N T:

1.           Amendment of Termination Date.  The termination date set forth in Section 9 of the Agreement shall be extended by a period of one year so that the Agreement shall now terminate on December 31, 2009.

2.           Amendment of Termination Pay Amount.  Section 3(a) of the Agreement shall be amended and restated in its entirety so that it now reads as follows:

Compensation. Commencing on the Termination Date (as defined below), the Executive shall be paid periodically, according to his unit’s wage practices, the amount of his periodic base salary until he has been paid one and one-half (1.5) times his annual base salary (“Termination Pay Amount”) at the rate in effect on the date of the termination of his employment with the Company (the “Termination Date”).  Each such periodic termination payment is hereby designated a separate payment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

3.           Welfare Benefits, etc.  Section 3(c) of the Agreement shall be amended and restated in its entirety so that it now reads as follows:

Welfare Benefits, etc. The Executive’s participation (including dependent coverage) in any life, disability, health and dental plans, and any other similar fringe benefits of the Company (except business accident insurance and continued contributions to qualified retirement plans)

in effect immediately prior to the Termination Date shall be continued, or equivalent benefits provided by the Company, for a period of eighteen (18) months from the Termination Date to the extent allowed under the policies or agreements pursuant to which the Company obtains and provides such benefits.

4.           Defined Terms.  Capitalized terms used but not defined in this Addendum shall have the same meanings assigned to them in the Agreement.

5.           No Other Amendment.  The Agreement has been modified only to the extent specifically and expressly provided above.  All other terms and conditions of the Agreement are ratified and remain in full force and effect.

IN WITNESS WHEREOF, the Company and the Executive have executed this Addendum on the dates set forth below.

COMPANY:		EXECUTIVE:

DARLING INTERNATIONAL INC.

By:	/s/ Randall C. Stuewe	/s/ John O. Muse
Name:	Randall C. Stuewe	John O. Muse
Title:	Chief Executive Officer	Executive Vice President -
Finance and Ad ministration

Date of Signing:	December 10, 2008	December 11, 2008